Exhibit VI



         The Reporting Persons engaged in the following transactions in shares of Emcor Common Stock since their most recent filing on Schedule 13D. All transactions involved purchases of shares of Emcor Common Stock on NASDAQ.

                   Name of                          Date of
              Purchasing Entity                   Transaction        No. of Shares      Price per Share
---------------------------------------------- ------------------- ------------------- -------------------
Bay Harbour Managed Accounts                        12/18/98               5,000              $16.00
Bay Harbour Managed Accounts                        12/29/98              10,000              $16.31
Bay Harbour Managed Accounts                        12/30/98               5,000              $16.13
Bay Harbour Partners, Ltd.                          12/30/98               5,000              $16.13
Trophy Hunter Partners, Ltd.                          1/4/99              10,000              $16.19
Trophy Hunter Partners, Ltd.                          1/5/99               4,000              $16.25
Trophy Hunter Partners, Ltd.                          1/6/99              10,000              $16.34
Bay Harbour 90-1, Ltd.                                1/6/99               5,000              $16.38
Bay Harbour Partners, Ltd.                            1/6/99               5,000              $16.38
Bay Harbour Managed Accounts                          1/6/99               5,000              $16.39

